Exhibit 99.1

1-800-FLOWERS.COM, Inc. Reports Strong Top and Bottom-Line Growth for its Fiscal 2020 Second Quarter; Company Raises Guidance for Full Year EBITDA and EPS

  Total revenues were $605.6 million, up 6.0 percent compared with $571.3 million in the prior year period, driven by strong growth in all three of the Company’s business segments.
  Net Income was $74.2 million, or EPS of $1.12 per diluted share, compared with Net Income of $68.6 million, or EPS of $1.04 per diluted share in the prior year period.
  Adjusted EBITDA1 was $110.7 million, up 7.4 percent compared with $103.1 million in the prior year period.

(1Refer to “Definitions of Non-GAAP Financial Measures” and the tables attached at the end of this press release for reconciliation of Non-GAAP (“Adjusted”) results to applicable GAAP results.)

CARLE PLACE, N.Y.--(BUSINESS WIRE)--January 30, 2020--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of gifts designed to help customers express, connect and celebrate, today reported results for its fiscal 2020 second quarter ended December 29, 2019.

Chris McCann, CEO, 1-800-FLOWERS.COM, Inc., said “The strong top and bottom line results we achieved in our fiscal second quarter illustrate the continued revenue growth momentum we have across all three of our business segments along with increasing operating leverage on the investments we have made in our business platform.”

McCann noted that the Company’s Gourmet Foods and Gift Baskets business segment represented more than three-quarters of total consolidated revenues for the period. Growth in this segment was driven primarily by the Company’s Harry & David brand combined with strong growth in the 1-800-Baskets wholesale gift baskets business and contributions from the Shari’s Berries brand, which was acquired in August 2019. “Harry & David continues to benefit from the digital transformation of its marketing programs as well as its expanded product offerings of unique, shareable gifts for both holiday and everyday occasions, which is enabling it to attract new customers while also deepening engagement with existing customers,” he said.

McCann said that the Company’s Consumer Floral business segment achieved strong results for the quarter with solid top-line growth and improved bottom-line contributions. “The 1-800-Flowers brand continued to extend its market leadership position, leveraging the investments we have made – and continue to make – in innovative, digital marketing programs and truly original merchandise designs. In BloomNet, the strong results for the quarter reflected our ability to leverage increased order volumes to drive sales of our expanded range of products and services. As a result, BloomNet also continued to grow its market share during the quarter,” he said.

“These results demonstrate that we are well positioned to expand our market leadership position in the floral space during the second half of our fiscal year, which features the key Valentine’s Day and Mother’s Day holidays, and to grow sales across our platform for everyday occasions such as birthdays, anniversaries, sympathy and get well as we become our customers’ go-to destination to help them express, connect and celebrate with all the important people in their lives,” said McCann.

Fiscal 2020 Second Quarter Results:

Total net revenues for the quarter were $605.6 million, up 6.0 percent compared with $571.3 million in the prior year period. The strong growth was driven by increases in all three of the Company’s business segments with net revenues for Gourmet Foods and Gift Baskets up 5.6 percent, Consumer Floral up 7.0 percent and BloomNet up 9.8 percent, compared with the prior year period.

Gross profit margin for the quarter was 44.4 percent, compared with gross profit margin of 44.6 percent in the prior year period. Operating expenses as a percent of total revenues was unchanged at 28.0 percent, compared with the prior year period.

The combination of these factors resulted in Net Income for the quarter of $74.2 million, or EPS of $1.12 per diluted share, compared with Net Income of $68.6 million, or EPS of $1.04 per diluted share in the prior year period.

Adjusted EBITDA for the quarter was $110.7 million, compared with Adjusted EBITDA of $103.1 million in the prior year period.

SEGMENT RESULTS:

The Company provides selected financial results for its Gourmet Foods and Gift Baskets, Consumer Floral and BloomNet business segments in the tables attached to this release and as follows:

  Gourmet Foods and Gift Baskets: Revenues for the quarter were $464.6 million, an increase of 5.6 percent compared with revenues of $440.0 million in the prior year period. Revenue growth was driven primarily by the Company’s Harry & David brand combined with strong growth in the Company’s 1-800-Baskets wholesale gift basket business and contributions from the Shari’s Berries brand, which was acquired in August 2019. Revenue growth for the quarter also reflects the impact of the shift into the Company’s fiscal first quarter of some gift basket shipments for certain wholesale customers. Combining the first two fiscal quarters, total revenue growth in this segment was 7.0 percent. Gross profit margin was 45.5 percent for the second quarter, compared with gross profit margin of 45.6 percent in the prior year period. Segment Contribution Margin increased 7.5 percent to $113.4 million, compared with Segment Contribution Margin of $105.5 million in the prior year period, primarily reflecting the strong revenue growth combined with enhanced operating efficiencies.
  Consumer Floral: Revenues in this segment increased 7.0 percent to $115.7 million, compared with $108.1 million in the prior year period. Gross profit margin was unchanged at 38.5 percent, compared with the prior year period. Segment Contribution Margin increased 11.0 percent to $10.9 million, compared with $9.8 million in the prior year period, primarily reflecting the strong revenue growth in the period.
  BloomNet Wire Service: Revenues for the quarter increased 9.8 percent to $25.7 million, compared with $23.4 million in the prior year period. Gross profit margin was 51.2 percent, compared with 52.6 percent in the prior year period, primarily reflecting product mix. Segment Contribution Margin increased 10.6 percent to $9.1 million, compared with $8.3 million in the prior year period, reflecting the strong revenue growth in the quarter.

COMPANY GUIDANCE

Based on its results through the first half of its fiscal year 2020 and its outlook for continued strong performance in the second half of the fiscal year, the Company is updating its guidance for the full fiscal year as follows:

- Reaffirming guidance for total consolidated revenue growth of 8-to-9 percent, compared with the prior year, including approximately 6-to-7 percent organic revenue growth combined with anticipated contributions from the acquisition of the Shari’s Berries brand;

- Increasing guidance for EPS growth to a range of 15-to-17 percent from a previous range of 8-to-10 percent;

- Increasing guidance for Adjusted EBITDA growth to a range of 13-to-15 percent from a previous range of 8-to-10 percent and;

- Increasing guidance for Free Cash Flow for the year to a range of $45-to-$50 million from a previous target of approximately $45 million.

Definitions of non-GAAP Financial Measures:

We sometimes use financial measures derived from consolidated financial information, but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Certain of these are considered "non-GAAP financial measures" under the U.S. Securities and Exchange Commission rules. Non-GAAP financial measures referred to in this document are either labeled as “non-GAAP” or designated as such with a “1”. See below for definitions and the reasons why we use these non-GAAP financial measures. Where applicable, see the Selected Financial Information below for reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures.

EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the impact of stock-based compensation, Non-Qualified Plan Investment appreciation/depreciation, and for certain items affecting period-to-period comparability. See Selected Financial Information for details on how EBITDA and Adjusted EBITDA were calculated for each period presented. The Company presents EBITDA and Adjusted EBITDA because it considers such information meaningful supplemental measures of its performance and believes such information is frequently used by the investment community in the evaluation of similarly situated companies. The Company uses EBITDA and Adjusted EBITDA as factors to determine the total amount of incentive compensation available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA and Adjusted EBITDA to determine its interest rate and to measure compliance with certain covenants. EBITDA and Adjusted EBITDA are also used by the Company to evaluate and price potential acquisition candidates. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of the limitations are: (a) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future and EBITDA does not reflect any cash requirements for such capital expenditures. EBITDA and Adjusted EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

Segment Contribution Margin

We define Segment Contribution Margin as earnings before interest, taxes, depreciation and amortization, before the allocation of corporate overhead expenses. See Selected Financial Information for details on how Segment Contribution Margin was calculated for each period presented. When viewed together with our GAAP results, we believe Segment Contribution Margin provides management and users of the financial statements meaningful information about the performance of our business segments. Segment Contribution Margin is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of the Segment Contribution Margin is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as Operating Income and Net Income.

Free Cash Flow

We define Free Cash Flow as net cash provided by operating activities less capital expenditures. The Company considers Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of fixed assets, which can then be used to, among other things, invest in the Company’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock or retire debt. Free Cash Flow is a liquidity measure that is frequently used by the investment community in the evaluation of similarly situated companies. Since Free Cash Flow is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. A limitation of the utility of Free Cash Flow as a measure of financial performance is that it does not represent the total increase or decrease in the Company's cash balance for the period.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help customers express, connect and celebrate. The Company’s Celebrations Ecosystem features our all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, Shari’s Berries®, FruitBouquets.com®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery℠, Personalization Universe®, Simply Chocolate®, and Goodsey®. We also offer top-quality steaks and chops from Stock Yards®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral wire service providing a broad-range of products and services designed to help professional florists grow their businesses profitably; Napco SM, a resource for floral gifts and seasonal décor; and DesignPac Gifts, LLC, a manufacturer of gift baskets and towers. 1-800-FLOWERS.COM, Inc. was recognized as the 2019 Mid-Market Company of the Year by CEO Connection. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Special Note Regarding Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events and can generally be identified using statements that include words such as “estimate,” “expects,” “project,” “believe,” “anticipate,” “intend,” “plan,” “foresee,” “forecast,” “likely,” “will,” “target” or similar words or phrases. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control which could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, but not limited to, statements regarding the Company’s ability to achieve its updated guidance for fiscal-year 2020; its ability to leverage its operating platform and reduce operating expense ratio; its ability to successfully integrate acquired businesses and assets; its ability to cost effectively acquire and retain customers; the outcome of contingencies, including legal proceedings in the normal course of business; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to reduce promotional activities and achieve more efficient marketing programs; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company’s products. Reconciliations for forward looking figures would require unreasonable efforts at this time because of the uncertainty and variability of the nature and amount of certain components of various necessary GAAP components, including for example those related to compensation, tax items, amortization or others that may arise during the year, and the Company’s management believes such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The lack of such reconciling information should be considered when assessing the impact of such disclosures. The Company undertakes no obligation to publicly update any of the forward-looking statements, whether because of new information, future events or otherwise, made in this release or in any of its SEC filings. Consequently, you should not consider any such list to be a complete set of all potential risks and uncertainties. For a more detailed description of these and other risk factors, please refer to the Company’s SEC filings, including the Company’s Annual Reports on Form 10-K and its Quarterly Reports on Form 10-Q.

Conference Call:

The Company will conduct a conference call to discuss the above details and attached financial results today, Thursday, January 30, 2020 at 8:00 a.m. (ET). The call will be available via live webcast that can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM website at www.1800flowersinc.com. A recording of the call will be posted on the Investor Relations section of the Company’s website within two hours of the call’s completion. A replay of the call can be accessed beginning at 11:00 a.m. (ET) on the day of the call through 11:00 a.m. (ET) on February 6, 2020 at: (US) 1-888-203-1112; (Local/International) 1-719-457-0820; enter conference ID #: 6278629.

Note: The following tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.

1-800-FLOWERS.COM, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (In thousands)
	December 29, 2019	June 30, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$295,561	$172,923
Trade receivables, net	44,561	12,374
Inventories	68,032	92,361
Prepaid and other	23,439	25,580
Total current assets	431,593	303,238

Property, plant and equipment, net	162,568	166,681
Operating lease right-of-use assets	72,943	-
Goodwill	74,711	62,590
Other intangibles, net	66,727	59,615
Other assets	17,678	14,316
Total assets	$826,220	$606,440

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$61,826	$25,704
Accrued expenses	151,028	96,793
Current maturities of long-term debt	5,000	5,000
Current portion of long-term operating lease liabilities	8,849	-
Total current liabilities	226,703	127,497

Long-term debt	89,738	91,973
Long-term operating lease liabilities	66,405	-
Deferred tax liabilities	27,895	28,898
Other liabilities	14,571	15,361
Total liabilities	425,312	263,729
Total stockholders’ equity	400,908	342,711
Total liabilities and stockholders’ equity	$826,220	$606,440

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Condensed Consolidated Statements of Operations (In thousands, except for per share data) (unaudited)
	Three Months Ended		Six Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018
Net revenues:
E-Commerce	$487,084	$458,821	$616,134	$576,521
Other	118,558	112,495	176,771	164,291
Total net revenues	605,642	571,316	792,905	740,812
Cost of revenues	336,470	316,489	447,587	417,445
Gross profit	269,172	254,827	345,318	323,367
Operating expenses:
Marketing and sales	127,404	119,664	184,243	172,618
Technology and development	11,733	10,906	22,536	21,185
General and administrative	22,634	21,603	44,156	42,033
Depreciation and amortization	7,830	7,969	15,465	15,812
Total operating expenses	169,601	160,142	266,400	251,648
Operating income	99,571	94,685	78,918	71,719
Interest expense, net	985	1,430	1,580	2,420
Other (income) expense, net	(975)	1,266	(891)	992
Income before income taxes	99,561	91,989	78,229	68,307
Income tax expense	25,409	23,411	19,348	16,995
Net income	$74,152	$68,578	$58,881	$51,312

Basic net income per common share	$1.15	$1.07	$0.91	$0.80

Diluted net income per common share	$1.12	$1.04	$0.89	$0.77

Weighted average shares used in the calculation of net income per common share:
Basic	64,687	64,209	64,595	64,415
Diluted	66,401	66,136	66,486	66,483

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information Consolidated Statements of Cash Flows (In thousands) (unaudited)
	Six months ended
	December 29, 2019	December 30, 2018

Operating activities:
Net income	$58,881	$ 51,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,465	15,812
Amortization of deferred financing costs	325	452
Deferred income taxes	(1,003)	(654)
Bad debt expense	731	582
Stock-based compensation	4,045	2,628
Other non-cash items	(187)	(501)
Changes in operating items:
Trade receivables	(32,918)	(36,047)
Inventories	25,358	24,819
Prepaid and other	1,021	3,159
Accounts payable and accrued expenses	90,166	78,361
Other assets and liabilities	272	(340)
Net cash provided by operating activities	162,156	139,583

Investing activities:
Acquisitions, net of cash acquired	(20,500)	-
Capital expenditures, net of non-cash expenditures	(10,712)	(11,786)
Purchase of equity investments	(1,001)	-
Net cash used in investing activities	(32,213)	(11,786)

Financing activities:
Acquisition of treasury stock	(5,030)	(13,405)
Proceeds from exercise of employee stock options	285	365
Proceeds from bank borrowings	20,000	30,000
Repayment of notes payable and bank borrowings	(22,500)	(34,312)
Debt issuance cost	(60)	-
Net cash used in financing activities	(7,305)	(17,352)

Net change in cash and cash equivalents	122,638	110,445
Cash and cash equivalents:
Beginning of period	172,923	147,240
End of period	$ 295,561	$257,685

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)
	Three Months Ended
	December 29, 2019	December 30, 2018	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$ 115,716	$ 108,106	7.0%
BloomNet Wire Service	25,722	23,435	9.8%
Gourmet Food & Gift Baskets	464,584	440,003	5.6%
Corporate	165	315	-47.6%
Intercompany eliminations	(545)	(543)	-0.4%
Total net revenues	$ 605,642	$ 571,316	6.0%

Gross profit:
1-800-Flowers.com Consumer Floral	$ 44,544	$ 41,632	7.0%
	38.5%	38.5%

BloomNet Wire Service	13,161	12,328	6.8%
	51.2%	52.6%

Gourmet Food & Gift Baskets	211,362	200,666	5.3%
	45.5%	45.6%

Corporate	105	201	-47.8%
	63.6%	63.8%

Total gross profit	$ 269,172	$ 254,827	5.6%
	44.4%	44.6%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$ 10,890	$ 9,808	11.0%
BloomNet Wire Service	9,134	8,257	10.6%
Gourmet Food & Gift Baskets	113,387	105,514	7.5%
Segment Contribution Margin Subtotal	133,411	123,579	8.0%
Corporate (b)	(26,010)	(20,925)	-24.3%
EBITDA (non-GAAP)	107,401	$ 102,654	4.6%
Add: Stock-based compensation	2,280	1,673	36.3%
Add: Comp charge related to NQ Plan Investment Appreciation/(Depreciation)	1,002	(1,249)	180.2%
Adjusted EBITDA (non-GAAP)	$ 110,683	$ 103,078	7.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information – Category Information (in thousands) (unaudited)
	Six Months Ended
	December 29, 2019	December 30, 2018	% Change

Net revenues:
1-800-Flowers.com Consumer Floral	$ 206,484	$ 193,182	6.9%
BloomNet Wire Service	51,162	47,428	7.9%
Gourmet Food & Gift Baskets	535,799	500,521	7.0%
Corporate	360	582	-38.1%
Intercompany eliminations	(900)	(901)	0.1%
Total net revenues	$ 792,905	$ 740,812	7.0%

Gross profit:
1-800-Flowers.com Consumer Floral	$ 80,594	$ 74,920	7.6%
	39.0%	38.8%

BloomNet Wire Service	26,119	24,235	7.8%
	51.1%	51.1%

Gourmet Food & Gift Baskets	238,404	223,702	6.6%
	44.5%	44.7%

Corporate	201	510	-60.6%
	55.8%	87.6%

Total gross profit	$ 345,318	$ 323,367	6.8%
	43.6%	43.7%

EBITDA (non-GAAP):
Segment Contribution Margin (non-GAAP) (a):
1-800-Flowers.com Consumer Floral	$ 19,414	$ 17,303	12.2%
BloomNet Wire Service	17,491	15,895	10.0%
Gourmet Food & Gift Baskets	106,787	96,393	10.8%
Segment Contribution Margin Subtotal	143,692	129,591	10.9%
Corporate (b)	(49,309)	(42,060)	-17.2%
EBITDA (non-GAAP)	94,383	87,531	7.8%
Add: Stock-based compensation	4,045	2,628	53.9%
Add: Comp charge related to NQ Plan Investment Appreciation/(Depreciation)	958	(967)	199.1%
Adjusted EBITDA (non-GAAP)	$ 99,386	$ 89,192	11.4%

1-800-FLOWERS.COM, Inc. and Subsidiaries Selected Financial Information (in thousands) (unaudited)
Reconciliation of net income to adjusted EBITDA (non-GAAP):	Three Months Ended		Six Months Ended
	December 29, 2019	December 30, 2018	December 29, 2019	December 30, 2018

Net income	$ 74,152	$ 68,578	$ 58,881	$ 51,312
Add:
Interest expense, net	10	2,696	689	3,412
Depreciation and amortization	7,830	7,969	15,465	15,812
Income tax expense	25,409	23,411	19,348	16,995
EBITDA	107,401	102,654	94,383	87,531
Add: Stock-based compensation	2,280	1,673	4,045	2,628
Add: Compensation charge related to NQ plan investment appreciation/(depreciation)	1,002	(1,249)	958	(967)
Adjusted EBITDA	$ 110,683	$ 103,078	$ 99,386	$ 89,192

(a) Segment performance is measured based on segment contribution margin or segment Adjusted EBITDA, reflecting only the direct controllable revenue and operating expenses of the segments, both of which are non-GAAP measurements. As such, management’s measure of profitability for these segments does not include the effect of corporate overhead, described above, depreciation and amortization, other income (net), and other items that we do not consider indicative of our core operating performance.

(b) Corporate expenses consist of the Company’s enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Stock-Based Compensation. In order to leverage the Company’s infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific segment.

FLWS-CP

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Contacts

Investors:
Joseph D. Pititto
(516) 237-6131
E-mail: invest@1800flowers.com

Media:
Kathleen Waugh
(516) 237-6028
kwaugh@1800flowers.com